UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 23, 2010
VICOR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51475	20-2903491

(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Corporate Blvd., N.W., Suite 123
Boca Raton, Florida	33431

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (561) 995-7313
NONE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 23, 2010, Vicor Technologies, Inc.(the “Company”) announced that it entered into an employment agreement with Richard M. Cohen, Ph.D., 65 years old, to serve as its Chief Operating Officer, which will be effective as of January 1, 2011. Dr. Cohen has management experience at companies ranging from start-ups to Fortune 500 companies, including medical device manufacturers as well as healthcare and biotechnology and drug discovery companies. He also has experience in matters relating to importing, exporting and manufacturing operations in South America, the Far East and Europe.
     During the previous ten years, Dr. Cohen served as the Chief Operating Officer of ALDA & Associates International, Inc., (“ALDA”), a consulting company. While working with ALDA, Dr. Cohen performed consulting work for the Company from 2002-2004. From 1987-2000, Mr. Cohen served as the Chief Operating Officer of Chaseco Inc., an international consulting and sourcing company. From 1983-1987, he served as Vice President of Operations at Chego Sweats, an apparel company and from 1967-1982 he served as the Vice President of Operations at Freyberg/Judy Kent, a branded children’s company.
     There are no family relationships between Dr. Cohen and any director or executive officer of the Company. Except for his affiliation with ALDA, Dr. Cohen has no direct or indirect material interest in any transaction required to be disclosed pursuant to item 404(a) of Regulation SK. As described in the Company’s previous SEC filings, in January 2007, the Company entered into a service agreement with ALDA, a consulting company owned and controlled by Mr. Fater, the Company’s Chief Executive Officer, President and Chief Financial Officer, whereby the Company’s employees became employees of ALDA under a Professional Employer Organization (PEO) arrangement. The service agreement is a cost-reimbursement-only contract and provides for our reimbursement of all of ALDA’s actual payroll and insurance-related costs for these employees.
     Dr. Cohen’s employment agreement provides for an annual base salary of $150,000, subject to an annual increases equal to the greater of the increase in the consumer price index or the core rate of inflation in the preceding year. Dr. Cohen is entitled to participate in any incentive plans, bonus plans and other benefits that are offered to executive level employees, including medical coverage and an extended disability insurance plan, and any other benefit plans that are offered to all Company employees. The employment agreement contains customary confidentiality and non-competion provisions. In addition, Dr. Cohen agrees that any intellectual property developed by him during his employment will belong to the Company. The Agreement is for a term of three years from the effective date, unless otherwise terminated as specified therein. If the Company terminate Dr. Cohen’s employment without cause or if Dr. Cohen terminates his agreement for good reason (as defined in the employment agreement), then Dr. Cohen will receive an amount equal to 100% of the sum of his current base salary and any bonuses paid during the previous 12-month period and he will receive accelerated vesting under any long-term incentive plans including stock options and warrants and other benefits, such as life insurance, health insurance and disability, for the remainder of the term of the employment agreement.
     The foregoing description of Dr. Cohen’s employment agreement is qualified in its entirety by reference to the agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit	Description
10.1	Employment Agreement dated December 23, 2010, to be effective as of January 1, 2011, between Vicor Technologies, Inc. and Dr. Richard Cohen
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICOR TECHNOLOGIES, INC.
Date: December 29, 2010	By:	/s/ David H. Fater
David H. Fater
President and Chief Executive and Financial Officer